Exhibit 5.1

[Letterhead of Richards, Layton & Finger. P.A.]

February 15, 2019

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We are acting as special Delaware counsel to Arconic Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement of the Company to be filed with the Securities and Exchange Commission on or about February 15, 2019 (the “Registration Statement”) with respect to an aggregate of 1,385,000 shares (the “Shares”) of common stock, $1.00 par value, of the Company (“Common Stock”). In this connection you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware.

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)                 the Certificate of Merger of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 29, 2017, which includes the Certificate of Incorporation of the Company as of December 31, 2017;

(ii)                the Bylaws of the Company as amended effective as of December 31, 2017;

(iii)               resolutions of the Board of Directors of the Company, dated February 12, 2019;

(iv)               resolutions of the Compensation and Benefits Committee of the Board of Directors of the Company, dated February 12, 2019;

Arconic Inc.

February 15, 2019

(v)                the Arconic Inc. Chief Executive Officer Initial Equity Award Agreement dated February 15, 2019 (the “CEO Award Agreement”);

(vi)              the Arconic Inc. Chief Operating Officer Initial Equity Award Agreement dated February 15, 2019 (the “COO Award Agreement” and together with the CEO Award Agreement the “Award Agreements”);

(vii)              the 2013 Arconic Stock Incentive Plan, as amended and restated;

(viii)            the Registration Statement; and

(ix)               a certificate of the Secretary of State, dated the date hereof, as to the good standing of the Company.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (ix) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (ix) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) the legal capacity of each natural person who is a signatory to the documents examined by us, (ii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iii) that the Shares will be issued in accordance with the Award Agreements, and (iv) that at the time the Shares are issued the number of shares of Common Stock that are then issued, subscribed for or otherwise committed for issuance, including the Shares, will not exceed the 600,000,000 shares of Common Stock the Company is authorized to issue under its Certificate of Incorporation. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware and we have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the Award Agreements will be validly issued, fully paid and non-assessable.

Arconic Inc.

February 15, 2019

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.